Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Air T, Inc. and Subsidiaries

Denver, North Carolina

We consent to the incorporation by reference in Registration Statement No. 333-135338 on Form S-8 of Air T, Inc. and subsidiaries of our report dated June 29, 2016 (October 13, 2017 as to the effects of the restatement discussed in Note 1A), with respect to the consolidated financial statements of Air T, Inc. and subsidiaries, included in Air T, Inc. and subsidiaries’ Amendment No.1 on Form 10-K/A to the Annual Report on Form 10-K of Air T, Inc. for the fiscal year ended March 31, 2016.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

October 13, 2017